EXHIBIT 99.1

Explanation of Responses

(1)  Prior to the transaction reported herein, WPM, L.P., a Delaware limited partnership (“WPM”) owned an aggregate of 19,273,336 shares of the common stock, par value $0.01 per share (the “Common Stock”), of Fidelity National Information Services, Inc. (“FIS”).  On March 11, 2013, WPM, as selling shareholder, sold 19,272,336 shares of Common Stock at a price of $37.40 per share, pursuant to that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of March 6, 2013, by and among the Company, Goldman, Sachs & Co., as underwriter, and WPM in an underwritten public offering.

The Underwriting Agreement was included as Exhibit 4 to Amendment No. 17 of Schedule 13D, filed by WPM on March 7, 2013 with the U.S. Securities and Exchange Commission.

(2)  Of the shares of Common Stock indicated as being owned by Mr. Neary, 1,000 shares of Common Stock are included because of his affiliation with WPM and 67,414 shares of Common Stock are directly held by Mr. Neary.

(3)  WPM GP, LLC, a Delaware limited liability company (“WPM GP”), is the sole general partner of WPM.  Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”), is the sole member of WPM GP. Warburg Pincus IX LLC, a New York limited liability company (“WP IX LLC”), is the sole general partner of WP IX.  Warburg Pincus Partners LLC, a New York limited liability company (“WP Partners”), is the sole member of WP IX LLC.  Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WP Partners.  Warburg Pincus LLC, a New York limited liability company (“WP LLC”), manages WP IX.  Messrs. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC and may be deemed to control WPM, WPM GP, WP IX, WP IX LLC, WP Partners, WP and WP LLC.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of WPM GP, WP IX, WP IX LLC, WP Partners, WP, WP LLC, and Messrs. Kaye and Landy may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by WPM.  Each of WPM GP, WP IX, WP IX LLC, WP Partners, WP, WP LLC, and Messrs. Kaye and Landy disclaim beneficial ownership of all shares of Common Stock except to the extent of any indirect pecuniary interest therein.

James Neary, the reporting person, who became a director of FIS on October 1, 2009, is a Partner of WP and a Managing Director and Member of WP LLC.  As such, Mr. Neary may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the securities reported as beneficially owned by WPM.  Mr. Neary disclaims beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein.

This Form 4 shall not be deemed an admission that any reporting person or any other person referred to herein is a beneficial owner of any securities of the Issuer for purposes of Section 16 of the Exchange Act, or for any other purpose or that any reporting person or other person has an obligation to file this Form 4.